Exhibit 23.2

INDEPENDENT AUDITOR'S CONSENT

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 3, 2004; the Registration Statement (Form S-11) and related Prospectus of Intervest Mortgage Corporation for the registration of $11,500,000 of subordinated debentures.

Eisner LLP

New York, New York
March 26, 2004